Exhibit 99.2
INSITUFORM TECHNOLOGIES, INC.
OCTOBER 28, 2005 CONFERENCE CALL

Operator:	Good day and welcome everyone to this Insituform third quarter 2005 earnings conference call. This call is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our Web site, Insituform.com.

During this conference call, we’ll make forward-looking statements which are inherently subject to risk and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filing and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution, and do not rely on such statements.

At this time for opening comments and introductions, I would like to turn the call over to President and Chief Executive Officer, Mr. Tom Rooney. Please go ahead, sir.

Tom Rooney:	Good morning and welcome to Insituform’s 2005 third quarter conference call. Yesterday we reported earnings of 21 cents for the third quarter of 2005.

I presume by now that most of you have had an opportunity to review the financial results included in our press release, so I don’t plan to spend much time going over the same numbers in my opening remarks.

First, turning to our tunneling operations, over the past year we have spent a great deal of time working out serious issues in our tunneling business. As of this quarter, I’m pleased to report that we have finally reached a point where we feel confident that our tunneling division has achieved a certain degree of stability and predictability.

Although the tunneling division showed a mild operating loss in the third quarter, we did not experience any significant surprises at any point in the quarter. We have a number of challenges going forward, most notably completion of our large Chicago project, processing of a significant number of ongoing claims, building backlog through conservative bidding, disposal of excess equipment, and rebuilding morale across the division. We have a great group of managers in tunneling, as well as a world-class workforce, so I’m confident that we will continue to rebuild our tunneling division into a very respectable and profitable business in the future.

In the aftermath of Hurricanes Katrina, Rita, and Wilma, much speculation has taken place as to the impact of these hurricanes on Insituform’s business. As we reported in our press release earlier this year, hurricanes definitely have an adverse effect on Insituform’s operations and profitability, and this year’s hurricanes were no exception.

Having said that, I’m pleased to report that this year, our operations team reacted very well to each of these hurricanes in order to reduce crew downtime and disruption. We were clearly hurt and continue to be hurt by each of these three hurricanes, but our nimble reaction to each of these challenges has clearly mitigated the impact to our crew productivity.

Of a more serious note is the immediate and ongoing negative impact of increased commodity prices associated with the spike in crude oil prices following the hurricanes. The spike in crude oil prices has driven up our own fuel costs, resin costs, plastic pipe costs, and plaster fiber costs. We are currently working to assess the total and ongoing impact of these price changes worldwide, but I’m afraid that we don’t have accurate information to share with you at this time.

I can tell you that we are currently evaluating a formal commodity hedging strategy in order to protect the company from crude oil and plastic price volatility going forward. The evaluation of such a hedging strategy and its subsequent implementation may take several quarters to process.

On a very positive note, our Tite Liner division recorded one of its best quarters ever in the third quarter. The combination of a very capable and seasoned management team along with very strong global demand for the Tite Liner product has propelled our United Pipeline Systems division to strong growth and profitability. We remain confident that the UPS division will continue to grow revenues and profit for the foreseeable future.

At the end of the second quarter, we announced that, as of August 1, we would be rolling out an operations reorganization for our core CIPP business throughout North America. That reorganization, under the strong leadership of our new Chief Operating Officer, has been put in place. We are pleased with what we see happening in our field operations right now, and we fully expect to see the positive financial results of this change within two to three quarters. The market outlook for our core CIPP business looks very strong in all geographic markets. We continue to grow our CIPP backlog quarter-over-quarter and year-over-year, while continuing to grow our revenues, as well. We see this trend continuing and possibly accelerating, going forward.

On a final note, I’m sure that you’ll all be pleased to hear that we are planning to begin giving financial guidance at some point in the first quarter of next year. We will begin with simple yearly guidance and don’t anticipate giving quarterly guidance for some time.

I have intentionally kept these opening remarks brief so that we would have sufficient time to address everyone’s questions. So with that, I will open this call up for questions.

So, do we have questions?

Operator:
Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone phone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us, and we’ll take as many questions as time permits. Once again, please press star one on your touch-tone telephone to ask a question.

And we’ll take our first question from Arnie Ursaner with CJS Securities.

Tom Rooney:	Good morning, Arnie.

Arnie Ursaner:	Morning, Tom. Question to ask you – the $2 million item you had in tunneling. . .

Tom Rooney:	Right.

Arnie Ursaner:	. . .of the net claims. . .

Tom Rooney:	Yes?

Arnie Ursaner:	. . .I assume that just runs right down to your bottom line.

Tom Rooney:	Yes.

Arnie Ursaner:	OK. And you also had a pretty good jump in revenues, certainly relative to my expectations. Did you have any contracts that ran off of it – or got completed during the quarter?

Tom Rooney:	In which division?

Arnie Ursaner:	In the tunneling piece of the business.

Tom Rooney:	So your question is, did we have any new projects or old projects that ended? I’m not. . .

Arnie Ursaner:	Yes, it’s, did you have any projects that came to a conclusion in the quarter where you were able to recognize, let’s say, the full revenue from that particular project.

Tom Rooney:	No.

Arnie Ursaner:	OK. My final question is Tite Liner, over the years, has had a fair amount of variability again, as you’ve had specific contract work and you had obviously almost 100 percent revenue growth.

Tom Rooney:	Right.

Arnie Ursaner:
You mentioned you hope to continue to grow revenue and profit for the foreseeable future. I guess a two-part question – was there any unusual item in the quarter that just ended, and can you give us a sense where you think growth from this segment will be, let’s say, over the next six to eight quarters?

Tom Rooney:
Yes, good question. In the past, the volatility that you’re referring to in the UPS business has been tightly linked to two commodity prices, and therefore to two segments of clients. One is crude oil and the other is mining – specifically a lot of copper mining. And so as an example, when the mining – when the metals prices were high, our mining clients had us doing a great deal of work, particularly in South America, and when copper prices plummeted, the work went away almost overnight. And that, by the way, would explain in large measure why in the late ‘90s we did a lot of work, and around 2000 – 2001, UPS had far less revenue.

Today the copper prices are very high, and they’ve been high for, as I recall, about a year-and-a-half, so a lot of projects have been moved forward in the – in the mining industry. With the tremendous consumption of minerals or metals in China and around the world, we don’t anticipate seeing those commodity prices drop for some period of time, nor do our clients. And so, we’ve seen a tremendous amount of work in South America this year driven by mining, and in particular, copper, so to the degree that copper maintains itself, so will that segment of our market.

And I probably don’t need to explain the benefit or the drive going on in the crude oil industry as it relates to the – relates to the other segment of our business, so Canadian crude oil clients are having us work at record paces, but we’re also being drawn into another dimension, Arnie, which is global demand for the UPS product. We are now being requested to perform the Tite Liner project on more and more places around the world, but really doing exactly the same kind of work that we have done in Canada and the U.S. and whatnot for the oil clients.

So we don’t think that this was a one-time spike in the UPS business. I’m certainly not an economist, but I think both crude oil prices and the crude oil demands, along with mineral demands, are going to drive the UPS business for, as we say, the foreseeable future.

Arnie Ursaner:	What sort of growth rate do you think you can have in that segment over the next six to eight quarters?

Tom Rooney:
It all – Arnie, it all – it all depends on how well we can orchestrate our own internal operations growth. I think the worldwide demand for what we have could easily outstrip our ability to fulfill that demand, so I’m reticent to try to answer that, not because I don’t think there’s a market demand, but I think we’ve got to be extremely cautious about being able to deliver for our clients. So it’s going to be – it’s going to be strong growth, Arnie, but I – it’s a little too early for me to figure out what our ability operationally will be globally.

Arnie Ursaner:	OK, thank you very much.

Tom Rooney:	Thank you.

Operator:	Thank you. And once again, that’s star one to ask a question. And we’ll take our next question from Lorraine Maikis with Merrill Lynch.

Tom Rooney:	Good morning, Lorraine.

Lorraine Maikis:
Thank you. Good morning. Just wanted to talk a little bit about tunneling. Looks like you’re winding down your backlog there, and haven’t made any substantial bookings in a while. Just wondering what the status of, you know, getting that backlog growing again is, how much you’ve really tied down your bidding process, it seems like quite a bit, to lower the risk profile, and finally, how much goodwill you have on your balance sheet related to that tunneling sector.

Tom Rooney:
OK. Well, the last question first – I think we have just under nine million of goodwill. But as to the bidding and the backlog, we have picked up more than $40 million worth of backlog in the tunneling division in the last four months or so. We were also the low bidder on a $10 million project that turned out to be over the client’s – over the client’s budget by a little bit more than they could afford. So we’ve actually been successful at the bid table and our backlog has been improved by 40 million to the extent of the one win. And I think as I recall we’ve won single digits – I don’t know the precise number – $3 or $4 million of other work in the tunneling division.

But maybe to your point, we, in about – in about January – maybe December of last year, got extremely cautious about our bidding because we needed to see a much greater degree of rigor put into the business unit before we were comfortable pursuing large or significant amounts of work in the tunneling division. We feel far better about the tunneling division today than we felt a month ago or six months ago or nine months ago, so we are more interested in seeing the backlog begin to slowly grow again. And we’re still going to be cautious, but we’re also going to allow it to grow such that we have a division that has a sustainable amount of backlog.

With a little bit of luck, maybe we’ll feel so strongly about the division six months from now that we might actually want to see it grow, but at this stage, we want stability and I’m comfortable that we’ll find that good point of stability here very shortly. There is a tremendous amount of bidding opportunity continuing in this division, far more than we would ever have an appetite for. So we feel that we can be highly selective, if you will, cherry pick at a – at a time when we continue to evolve the rigor within the business unit.

Are we sub-critical right now in terms of backlog? Yes, I think we probably are to where having more backlog would benefit us, but we’re anything but desperate for backlog. I would – I have said before and I’ll continue to say that I would prefer to take anemic profits or even mild losses until such time that we have very good rigor and very good control established – we have control, but very good rigor and process in place. But I think we’re now evolving to a point where we’re going to seek more backlog and begin to get even a greater degree of stability in the business unit.

Lorraine Maikis:
And I know tunneling’s a very capital intensive business. What type of revenue run rate do you need to get back to so your utilization is at the appropriate level for you to start earnings and good margins on this business?

Tom Rooney:
Well, it’s a two – there are two levels here. One is the equipment that we have that has unto itself a carrying cost. We are actively in the process of down-scaling the excess equipment that we have because, given the equipment that we have right now, we might need to be in $150 to $180 million run rate, and we think that’s too much equipment for us. So we’re trying to get rid of a certain amount of equipment, and if I was left to speculate or guess for you right now, I would say plus or minus in the $100-million range is where my comfort level is.

Lorraine Maikis:
OK. And then just stepping back to the big picture, I know you guys have been doing a lot of restructuring, reorganization, taking costs out. When you think about an appropriate company-wide operating margin for the next few years, could you just share with us some of your targets or forecasts and where do you think that you should be moving toward through all this restructuring?

Tom Rooney:
Right. Well, we’re clearly – we clearly have been in a restructuring mode, and I – and I think, if you look back historically, we’ve been something like 10 percent operating margins. And we’ve not given guidance or forecasts or anything like that, but I have stated before and I’ll state again that that which we have accomplished in the past, we think we can exceed in the future. And clearly, where we’ve been and where we’re going, we’re in the midst of a change. So as has been discussed at length over the last two years, we’ve been in an investment mode and more than willing to expend and create operating expenses and even accept lower margins as we move through a transitionary period.

So where we are today is not representative of where we’re going, and the operating margins that we’ve had in the past we think can be eclipsed. And I just wouldn’t want to get more explicit – or more specific with you, than that.

Lorraine Maikis:	No, that’s helpful. Thank you.

Tom Rooney:	Thank you.

Operator:	Thank you and we’ll take our next question from James Gentile from Sidoti & Co.

Tom Rooney:	Good morning.

James Gentile:	Good morning. How are you doing? You did comment on the CIPP restructuring in North America and how we should be seeing some of the positive reverberations from that over the next few quarters.

Tom Rooney:	Yes.

James Gentile:
I was wondering if you can perhaps give us more insight into what exactly is happening there. You’ve gone through a couple of waves of restructuring in North America for this segment already, so you know, what was left to change and what kind of contribution could we expect, you know, whether it be, you know, consulting or, you know, one-time costs rolling over or just some regular organic kind of stuff happening to facilitate margin expansion?

Tom Rooney:
Right. Well, this isn’t the kind of restructuring where we set aside or anticipate major expenditures to move from the past to the future. This is – was – a recognition that the structure that Insituform had in North America was a legacy structure from having acquired many small licensees over time. So simple things like the locations of our wet-out centers were driven by where we had acquired licensees in the past, and not necessarily where the optimal location for a wet-out would be. Same thing with office locations and subsidiary business units, and so on and so forth.

We also had the legacy issue that we had different operating systems – good ones, but different ones throughout the company. We had slight variations of titles all over the place. We had different functional management systems. We just had a lot of clutter, if you will, associated with the legacy of what might otherwise be considered a roll-up.

And so, we just went through our North American operations and thinned out titles, realigned titles. We also took our then crew leaders and made them superintendents and took them out of the overtime environment. And we just rationalized a lot of things that needed to be cleaned up so that we could get better and stronger operational metrics in our system, driving more accountability and more responsibility into the various tiers of management. We have very good managers in our operations systems, and they’re led right now by a terrific Chief Operating Officer who’s having a huge impact on the company.

But this was a necessary cleaning up, thinning out, straightening out of our operations systems so that we have more accountability and more operational metrics from which to drive. So James, don’t read into this that we’re about to drop a bomb in terms of, you know, laying off hundreds of people or writing off assets or equipment. But it may be very subtle, but it’ll be demonstrably critical to driving profits in the future.

James Gentile:	OK. And I just wanted to clarify from Lorraine’s previous question about the amount of goodwill on the balance sheet allocated toward the tunneling segment, only nine million of the 130. . .

Tom Rooney:	Yes.

James Gentile:	. . .that’s on the balance sheet is. . .

Tom Rooney:	Yes, because the biggest hunk of the – of the goodwill that’s on our balance sheet came from Kinsel.

James Gentile:	. . .OK.

Tom Rooney:
And as I recall, that’s about 60 million or thereabouts. And about 8.9 or nine million came from our acquisition of Elmore in the tunneling division, and I think that’s the only goodwill in the tunneling division.

James Gentile:	OK, so, I mean, the Kinsel portion, you know, was it pipebursting and all of those other kind of. . .

Tom Rooney:	Yes.

James Gentile:
. . .services? I mean, it seems in prior calls you’ve said that you’ve kind of moved away from some of those other services in terms of the new accumulation of backlog in business. And are you going to address the amount of goodwill resulting from Kinsel, which turned out to be a pretty poor acquisition? It would just affect, you know, the book value calculations of your company and stuff, so I was just wondering how you’re handling that.

Tom Rooney:	Right. Well, I can’t speak to the – to the acquisition of Kinsel as to a good idea or a bad. . .

James Gentile:	Right.

Tom Rooney:
. . .because I wasn’t here. But what I would tell you is this – factually speaking, it is about 60 million of goodwill. From the time that it was acquired, and I believe that was 2001 or maybe early 2002, but from the – from the time it was acquired, it was integrated into North American Rehabilitation and not kept as a stand-alone division.

James Gentile:	OK.

Tom Rooney:
Given the accounting principles and treatments today and because the company integrated it into North American Rehabilitation way back then, we cannot now account for Kinsel as a separate entity. And because we can’t, we have to evaluate the potential impairment of Kinsel goodwill against the total potential earning power of our North American Rehabilitation.

James Gentile:	OK, I see.

Tom Rooney:
In that light, North American Rehabilitation can easily justify 60 million of goodwill, even if it comes through as pipebursting. So, no matter what I would choose to do, given the accounting standards today, there is – there is – it’s not conceivable that I could impair, whether I wanted to or not, anything to do with Kinsel, and again, no matter how I feel about pipebursting.

So again, without addressing the merits of the acquisition of Kinsel, the accounting treatment today is such that it’s not likely at all – we’re not likely at all to impair any – not even the first dollar of the Kinsel goodwill.

James Gentile:
OK, and then I mean I have – I have the numbers from the Kinsel acquisition in 2001 and 2002, and it seems about $80 million – 72.5 in ’01 and 81 in ’02 were driven by pipebursting – Kinsel pipebursting, Kinsel microtunneling, and Kinsel directional drilling. You know, that kind of – and that’s, in my opinion, a pretty large chunk of annual revenue in the North American Rehab segment that you have not yet – or that you’re not potentially focusing on in terms of growth. Could you address that in terms of, you know, is that business still happening? Where did it go, you know?

Tom Rooney:	Sure. Well, the numbers that you’re referring to were almost entirely driven by one contract in Jacksonville, Florida.

James Gentile:	OK.

Tom Rooney:	It was almost entirely. . .

James Gentile:	Entirely Jacksonville.

Tom Rooney:
. . .yes. So, Jacksonville essentially is no more, and I don’t want to lie to you. We – I don’t think we’re doing any pipebursting in Jacksonville anymore. Suffice it to say, it’s inconsequential if we’re doing anything.

James Gentile:	Sure.

Tom Rooney:	So the 70 and 80 million that you’re referring to more than likely was predominantly, if not exclusively Jacksonville, although we did do some in Texas, and so on. So that’s where we were.

Where we are today, we do a little bit of pipebursting. We are not focused on it. We’re very successful at it. I believe we have ten – eight or ten pipebursting crews right now, which isn’t very much. And the work that we get, we’re pleased to do, and we have appropriate margins on it, but to say that we’ve de-emphasized pipebursting is an understatement.

James Gentile:
Fair enough. So, of the 2005 forecasted revenue, call it around $450 million, we’re still – we’re looking at that as perhaps a $60 – 40 million pipebursting business – is it still a 10 percent item within Rehab?

Tom Rooney:	No, pipebursting is on the order of 19 million.

James Gentile:	$19 million.

Tom Rooney:	And going down quickly.

James Gentile:	So you successfully filled the Jacksonville business with new Rehabilitation – smaller, you know, lead-time type of contracts?

Tom Rooney:
Yes, we’re having a great deal of success with cured-in-place pipe, which we consider our core business. And so, yes, I suppose what – you know, what you could interpret from that is that whatever growth you’re – whatever growth we are measuring in our Rehab industry, behind the scenes we have a rapidly declining pipebursting business which is being offset by the growth in the core business.

James Gentile:	Right. Great, thank you.

Tom Rooney:	Thank you.

Operator:	Thank you, and we’ll take our next question from Debra Coy with Stanford Washington Research.

Tom Rooney:	Good morning, Debra.

Debra Coy:
Yes, good morning, Tom and Chris. Couple of questions – I don’t know if you’ve tried to do this, but can you give us some sense of what the revenue increase, which was certainly well above your trend line, would have been ex-Katrina? And then by the same token, I was actually surprised at the strength in the operating margin in the Rehab business considering everything that you’ve faced with Gulf Coast issues and raw material cost issues. Can you also give any sense at all of sort of how the operating margin in Rehab would have trended, particularly ex-Katrina?

I don’t know if you can back out raw materials’ impacts. I know you’ve made some attempt to assess the impact of higher resin prices in the past, and I guess the last related part of that would be kind of where you stand on raw materials recapture and pricing – if you’re lagging well behind, if you’re kind of keeping at least partially caught up. Obviously, what I’m trying to get at is what the underlying revenue growth and margin trends are in that segment.

Tom Rooney:
Right, good questions. Clearly, we’ve tried to calibrate and understand all the questions that you’re asking. It is – it is more difficult than you would think. Let me kind of roll back and talk about hurricanes in general, and I’ll – and I’ll go back to a year ago. In Florida, I believe it was August of last year, there were four hurricanes that crisscrossed Florida and just pounded us. It’s not as though hurricanes have never taken place before, but the last two years have been stunning in terms of the degree to which the southeastern United States have been – has been hit by hurricanes.

And prior to last year, you know, a hurricane or two would take place, and it wouldn’t have a profound impact on us. Last year it really hurt us, and we began to look at the notion of how we respond to hurricanes and think about it. And that helped us this year.

Two things helped us tremendously this year. One is having experienced hurricanes a year ago, and the second is we’ve got tremendous leadership coming from a new Chief Operating Officer, that being Tom Vossman. And Tom came into his role as a Chief Operating Officer for the company in the spring of this past year, so was just up to speed by the time the hurricane season took place, which was fortuitous.

The result of the fact that we know that hurricanes hurt us and the fact that we had good, strong leadership in operations, the two put together enabled us to react very quickly, and I’d say nimbly, to the hurricanes this year.

We clearly had downtime. Roughly a dozen of our crews are in the hurricane zone, and that’s a dozen out of 76 or so crews nationally, so it’s a significant number of our crews. And clearly, after Katrina, we had a hard time even contacting our crew members for a period of time. We paid them full salary at – for weeks while they were trying to find their families and so on, so we very clearly lost time. But our employees responded very well to the fact that we paid them at a time when other people might have laid them off, and instead we re-mobilized them in other areas.

We surprised ourselves with the ability to get crews productive and mitigate the situation, so we feel very good about that. We still have certain contracts that may even be cancelled. We have a contract, as an example, with the city of New Orleans. Well, we – as I sit here today, we still are not enabled to work there, and there’s a chance we may even have that cancelled – the contract cancelled through no fault of anyone’s. And so that’s an unavoidable challenge, and we’re still not optimally operating in the Gulf states right now, but we’re operating well enough to get by.

But to the other point now – and what will the impact in the fourth quarter and the first quarter of crew dislocation be? Not profound, not significant, not something that we lay awake at night about anymore. The more profound issue is the spike in crude oil prices, and that one – and understanding that one has been elusive for us. It probably should be something that is more quantifiable for us, but we’ve spent months and will continue to spend months evaluating the true and total impact of that.

As I had mentioned earlier, we are going to move to formal financial hedging because we now understand the far-reaching effects of crude oil volatility, and as you and I know, or as we can see, crude oil prices have actually come down somewhat since the peak recently. But our expectation is that crude oil prices will drift up or down, but we think we’re now in a world where the volatility of crude oil is far greater than it’s been in the past for various reasons, globally and otherwise.

So we’re going to go to more astute structural hedging of our risks there. It may take us six or eight months to put it in place, but we’re going to do that. But as to what the impacts are in the next two, three, four quarters, first of all, I don’t think it’ll reach three or four quarters. I think we have – I think we have to digest a quarter or two of the impact of the – of the Katrina oil spiking. And I wish I could give you an explicit answer. I don’t know what it is right now, and actually I have an idea but I’d be – I’d be giving you probably poor information if I gave you much speculation on it. It’s an important number. It’s a seven-figure impact, but. . .

Debra Coy:	In terms of what’s not being recovered in pricing?

Tom Rooney:	Right.

Debra Coy:	OK.

Tom Rooney:
We even have a few vendors that have been able to enact force majeure clauses and just vacate their pricing entirely. We have the then unenviable position of having to try to take that hard stance with our clients, which, of course, we try. It’s just a tough situation.

Debra Coy:
So what I’m hearing you say is that if we look at the margin in 3Q at about eight percent in Rehab, that the Gulf issues didn’t have as big effect on margin, but some, as we might have initially expected, and that raw materials’ cost is still a bigger issue, probably on the order of 100 basis points or more. Is that sort of a fair assessment?

Tom Rooney:	I think so.

Debra Coy:	OK.

Tom Rooney:	And I – and yet I think it – I think it – I think the effect. . .

Debra Coy:	Continues.

Tom Rooney:	. . .continues, but not more than several quarters.

Debra Coy:
Right, OK. Fair enough. That helps. I mean, I understand it’s a work in progress. And looking ahead at the Rehab business for another minute, the backlog growth sequentially in the quarter seems a little lackluster, going from about 203 million to 208 million.

Tom Rooney:	Yes.

Debra Coy:
Can you give some sense of what the – what the pipeline looks like in terms of what kind of stuff out there you’re seeing to bid on and sort of the general – I know it has varied from region to region, but sort of the general pricing environment which we’re hearing from others in the industry is stabilizing?

Tom Rooney:	Yes, it’s stabilizing for sure – the pricing. That’s probably the easier of the questions. To be frank with you, I’m surprised our backlog is up for the quarter.

Debra Coy:	Given all the stuff you were dealing with?

Tom Rooney:
Yes, well, had the hurricanes not hit us, we probably would have – we would have had higher revenues, and therefore our backlog would have been eaten into to some degree. No, what I’m going to point out is something we haven’t talked about, and that is that for most of the third quarter, it was a horrendous time – it was terrible in terms of activity in the market. There just was – wasn’t anything to bid. And I can’t explain it.

Debra Coy:	It wasn’t summer-related, so you were seeing this all over the country?

Tom Rooney:
You know, Debra, I don’t know. You and I talked – you and I talked last year about sort of a mysterious quiet point around the presidential election – speculating then it had something to do with the presidential election, but there was no presidential election this year. So it was a very quiet period, and we track – we track the market very well in all the bidding opportunities. There was almost nothing to bid in – for two-and-a-half months in this quarter. That’s the bad news.

The good news is the pipeline is crammed full of stuff right now. We’ve already bid a great deal of work in October and foresee a terrific amount in November – December. So there – for reasons I cannot explain, two years in a row now we’ve seen a two-and-a-half month or so vacation in the bidding world, and I. . .

Debra Coy:	But not at the same time of year?

Tom Rooney:
No, and it doesn’t – it defies – I haven’t figured out any cause, but I’m not at all concerned. I was – three months ago I was concerned that maybe what we were seeing was the weight of the Iraq war and/or hurricanes and/or economic malaise, but it turns out that wasn’t true either, and it’s back great guns right now with stable pricing. So, and I – and I would make that comment globally as we see with CIPP business. So I guess I just have to be prepared to see weird windows of bidding opportunity. But we’re back full-power now.

Debra Coy:	So we would expect to see backlog going up if we could look at it as of the end of October?

Tom Rooney:	I’d be surprised if that wasn’t the case.

Debra Coy:
OK. All right, that’s helpful. My last question is, can you give us a status update on the Chicago project? I mean, obviously, it was stable by the numbers as of the end of the quarter, but what is going on up there so far in October?

Tom Rooney:
It’s stable. We have a great – we made a leadership change on that project several months ago. Terrific move – great leader managing the Chicago project – a very decisive leader. And we have great insight into what it’ll take to finish the job, feel very good about it, and the one thing that we don’t control around the Chicago – and we had no surprises on that project this quarter.

Debra Coy:	Or so far in October.

Tom Rooney:	Or so far in October, and the project is in a – is in a vulnerable period where we are vulnerable to rain. And I think we’ve talked about that.

Debra Coy:	Yes.

Tom Rooney:
And I have to say I watched the World Series and Pettitte’s baseball cap and rain drops on his bill, and that’s all I could think about. But having said that, we’ve not yet been significantly impacted by events up there. So, and I want to say we’re more than 25 percent through our exposure window and have been fortunate because of rain so far – or lack of rain so far. If we continue to be fortunate, we could have upside. And if we get deluged with rain, there is some downside.

So, but we – as we’ve said before, we believed from the start we pegged an appropriate amount of exposure associated with rain. We’re 25 percent through the window so far, and we, even being 25 percent through the time vulnerability window, we still have the same amount of financial protection for rain. So we’re keeping our fingers crossed. I can’t guarantee anybody that it will or won’t rain, but we feel good about the position we’ve taken around that project.

Debra Coy:	OK, and then, just to look at the timeline, if it doesn’t rain or rain unduly, will you have completed the joining of that segment to the main tunnel by Christmas?

Tom Rooney:	I don’t think it’s Christmas; I think it’s into the first quarter.

Debra Coy:	OK. All right. Thanks very much.

Tom Rooney:	Thank you, Debra.

Operator:	Thank you and we’ll take our next question from Stewart Scharf with Standard & Poors Equity.

Stewart Scharf:	Good morning.

Tom Rooney:	Good morning, Stewart.

Stewart Scharf:	Hi. Most of my questions have been answered, but I just – I was wondering if you recovered all of your project costs in your tunneling project in this quarter – in the third quarter.

Tom Rooney:	If we recovered our project costs?

Stewart Scharf:	Your contract claims that you had cost estimates in the second quarter and you lowered your reported earnings, and then you said you planned to take recoveries for the claims in the third quarter.

Tom Rooney:	On the – OK, that’s not related to the Chicago project.

Stewart Scharf:	No, no.

Tom Rooney:
OK, the Chicago project had – to date, or that I’m aware of, hasn’t got any claims, although I’d need to double check that, but it – there are no noteworthy claims on the Chicago project, so it’s not related to Chicago.

Stewart Scharf:	No.

Tom Rooney:
But if what you’re referring to was late in the second quarter, we referred to a write-down on unnamed tunneling projects, and we consequently said that we may have claims recovery in an upcoming reporting period – as early, potentially, as the third quarter, I think is how we characterized it. . .

Stewart Scharf:	Right.

Tom Rooney:
. . .the answer is yes, that doesn’t explain the $2 million that I think is referred to in the press release. It’s one of a half-a-dozen. We had actually positive and negative claims adjustments in the third quarter on a handful of different projects, one of which, which was, in fact, a positive claim recovery was in reference to the project from – that was mentioned in the second quarter. Does that answer your question?

Stewart Scharf:	Yes. Could you quantify the net effect?

Tom Rooney:	Well, I think in the press release we quantified that the – that the handful of projects plusses and minuses was a positive two million.

Stewart Scharf:	OK, and that includes the – what I’m referring to?

Tom Rooney:	That includes the one that was generally referred to from the previous quarter.

Stewart Scharf:	OK, and. . .

Tom Rooney:
By the way, we think that claims recovery – I should make a general comment to everybody listening – around claims. In July of 2003, which is a little over two years ago, when I took over as the CEO, one of the first things that I did was change the management methodology for evaluating claims according to our policy. And the management process then was not structured enough for my liking, and so we made the management recognition process for claims recognition on claims much more rigorous and much more stringent.

And as a result, we were very clear to investors that, based on the new and more rigorous process, we would not likely be recognizing tunnel claims until they had matured to a far greater extent, and as a result, there would be a period of time when not much would meet that higher standard. And I would tell you that here – that here now in the third quarter of 2005, we’re now past that window of change to a point where what you’re seeing coming out in our income statement this quarter is very much more, like, normalized.

And so, whereas this month we’ve resolved a handful of claims and/or met the standard to which we are holding ourselves, what you’re seeing in our income statement from the tunneling group this quarter could be generally characterized as more of a normalized run rate, as opposed to where it might have been in the last eight quarters.

Stewart Scharf:	OK, and your revenue growth, could you break that down in pricing and volume?

Tom Rooney:	The revenue growth as relates to pricing and volume – I would tell you that the pricing is fairly stable, so most of the revenue growth would be driven by volume, if not all.

Stewart Scharf:
OK and you – your hedging program, that’s going to take awhile, so you see that – are there any pricing pass-throughs or from the time now, you know, assuming that raw material costs continue to stay high and fuel costs are volatile. . .

Tom Rooney:	Yes.

Stewart Scharf:	. . .are there any methods before that?

Tom Rooney:
We pass – we pass – Stewart, we pass price changes through every single day because we deal with hundreds and hundreds of relatively small contracts of relatively short duration almost – in fact, I’m sure every single day we engage new contracts based on new prices with new clients and sometimes old clients. So if prices change today, we reprice those changes to our clients on a go-forward basis, but those sudden shocking prices have to be, in effect, eaten by us for the contracts that we may have signed up over the previous six months, or thereabouts. But the new pricing is put into new projects every day.

We also, by the way, try to forecast where prices go such that contracts that we bid six months ago should have, when we were at our best, anticipated some of, if not all of, price movements. It’s the shocking, stunning, sudden and erratic pricing that we may not estimate and that we may have to digest for a six-month period. And by the way, if the shocks are random, then we win half and we lose half. What we’ve seen in the last two years is most of the shocks have been sudden and most have been price increases, so we don’t have a net break-even, we have a net negative effect. But arguably that turns eventually.

Stewart Scharf:	OK, thank you very much.

Tom Rooney:	Thank you, Stewart.

Operator:	Thank you and we’ll take our next question from Ben Sun with Adams Harkness.

Tom Rooney:	Good morning, Ben.

Operator:	Mr. Sun, your line is open. And we are getting no response from Mr. Sun’s line. We will next go to Jeff Beach with Stifel Nicolaus.

Tom Rooney:	Hi, Jeff.

Jeff Beach:
Good morning, Tom. Like to talk a minute about sewer rehab. I don’t – I don’t think I heard you quantify the revenue impact. You said it was a lot less, you thought, than it could have been because of your experience, but do you know how much revenues you estimate you lost because of that?

Tom Rooney:
We really haven’t, Jeff – we haven’t put our finger on that. It’s not a huge number because the issue – the financial impact for us is less about the ability to get revenue and more about the inefficiencies of crews working in suboptimal conditions. We clearly have been impacted on the – in revenues, but not – but the greater impact has been the fact that those crews worked in suboptimal conditions – traveling distances and overnight and things like that.

Jeff Beach:
Can you explain the – typically this third quarter is a – is a good quarter for sewer rehab. Why did the revenues drop 15 or 16 million sequentially? I thought maybe there was a pretty good hit from the hurricanes.

Tom Rooney:
Well, there was some hit from the hurricanes. Part of it’s going to be the organizational realignment that we did August 1 and trying to change our business around it. That’s the sort of subtle, behind the scenes inefficiency that takes place when you reorganize. A handful of things, Jeff. We also, by the way – I don’t know if you’ve noticed, but our backlog has grown, so one of the things that we’ve noticed that we’re starting to address much more aggressively is the notion that we have a lot of backlog, but it doesn’t seem to come to us in a fluid fashion.

In other words, we’ve been awarded work in a contracted fashion, and yet there seem to be hang-ups in terms of releasing particular segments of work, in particular cities, in a fluid fashion, where we can get to it at the point in time when we need it. And because of that, our backlog has grown, quite frankly, faster than our revenues have grown, and that’s not because we would necessarily choose to do it. It’s because in many cases, we have a hard time physically accessing the work.

The only – the third factor that would effect our revenues was work on the west coast, where we had weather conditions and such.

Jeff Beach:
And with the – with the – it’s pretty impressive, the operating income you generated with your reorganization, with higher costs, plant and resin costs, I assume this weather impact on the west coast. What were some of the big positives that happened to allow you to produce an eight percent margin that you did in the quarter?

Tom Rooney:
We’re very focused on crew productivity, Jeff. We want to – we want to drive much – regardless of how many crews we have, we want to drive much more volume and revenue out of each of our crews. We’ve been working very hard for a long period of time on technology. We’ve talked about steam and some other things. So we’re intensely focused on crew productivity. I’ll brag for a moment and say we believe we’re certain we have the very best crews in the world.

We also believe now we have the very best technology in the world, and with a new Chief Operating Officer focused on all of those and bringing about strong operational metrics, we are looking at, you know, asset turns. And our greatest asset is our crews, and so we’re looking for crew productivity to be a big driver for us in the future. So it is just simply the notion of crew productivity and the focus on that is what helped us mitigate the hurricanes, and it is the focus on that, Jeff, that will underlie all of the efficiencies and margin increases that you’ll see in the future.

Jeff Beach:
OK, one more question about your resin costs. Can you – I think the question was asked and you talked about it being, I think, in the seven digits. Are your suppliers giving you any indication of what’s to come in terms of price increases in your – in your resins ahead here over the next three months or more?

Tom Rooney:
Yes, we correspond with our suppliers on a regular basis. But what I would tell you is this. We are directly or indirectly impacted by crude oil in the purchase of materials in aggregate worldwide at about $100 million. Things – simple things like in North America, pre-Katrina prices, just the fuel that we put into our vehicles to run boilers and to run engines is on the order of $10 million, and that’s just in North America, and that’s pre-Katrina prices. We also purchase bales of plastic fiber that we then turn into tube, and that is – those fibers – that raw material fiber is directly driven by the cost of crude oil because it’s a refined product.

Between pipebursting and Tite Liner, we buy a significant amount of high-density polyethylene pipe that we put in, and that’s double-digit millions. We talk a lot about resin, and clearly we buy a tremendous amount of resin and it’s directly linked. And then think about all those prices, because we procure almost all those things on a global basis, the total impact of this company or the total buy of direct or indirectly related to crude oil is on the order of $100 million. And so, the real impact of a crude oil spike to us is significant, and I’m hesitant, Jeff, to try to pinpoint nickel and dimes or figures, because we’re getting a very good idea as to the total impact of the corporation when crude oil moves violently.

And it’s that stunning revelation as to how deeply we’re tied to crude oil prices that has caused us to desire to put in place financial hedging strategies so that, frankly, I’d accept suboptimal prices if I could get rid of the volatility, and that’s the mode we’re going to go to. But to sit here today and try to quantify for you the resin price impact would not give you the full picture, and frankly, I don’t have the full picture yet.

Jeff Beach:	OK, thanks.

Tom Rooney:	Thanks, Jeff.

Operator:	Thank you and we’ll go to our next question from Chris Bamman with Morgan Joseph.

Chris Bamman:	Good morning.

Tom Rooney:	Good morning, Chris.

Chris Bamman:
I was curious to know if you guys could maybe quantify a little bit some of the hurricane-related issues you have, such as idle crews, you know, events that have been pushed back, or projects pushed back, rather, and has that created other long-term opportunities – work opportunities for you and any sort of input – Wilma, did that create any other additional opportunities for you?

Tom Rooney:	Chris, I would tell you that inevitably there might be opportunities for us because nothing about the hurricanes made underground infrastructure better. That’s a pretty simple statement.

Chris Bamman:	Right.

Tom Rooney:
But then at the other end of the spectrum, we have no sense as to whether any underground infrastructure was severely or directly impacted by any of the three hurricanes that we’ve mentioned. They typically get loaded up with sand and debris, but there is a whole class of low-tech contractors that clean sewers. . .

Chris Bamman:	Right.

Tom Rooney:
. . .and that’s really not a practice or a business practice that we’ve been in the past. We’ve clearly looked at it, but it’s a – it’s a highly commoditized local contractor industry where we would add next to no value. We have picked up de minimis contracts to do technical evaluations of sewers using our robotic cameras, but the scale of those contracts is not worth even talking about. The reason that we do it is (A) it helps our clients, and (B) we get a greater understanding of what’s going on in underground systems as we help our clients understand what’s going on in theirs. So there’s a little bit of a win-win, but financially it doesn’t do essentially anything for us.

Having said that, it appears that in the wake of Hurricane Katrina and seeing levy systems that failed has brought about a far greater sensitivity and understanding of the need to correctly invest in infrastructure. And I think the spill-off and spin-off effect of that is a far greater concern and focus on underground infrastructure, and the gross degree to which it has been under-funded. So what I believe is the case, and I do attend conferences and stuff, is this. If there is a benefit of the hurricanes, it’s a ten-year benefit associated with a much heightened sensitivity to invest correctly in infrastructure, but that doesn’t translate into dollars and cents for quite awhile. So there is really no upside for us in the near-term.

Chris Bamman:	Thank you.

Tom Rooney:	Thank you.

Operator:	Thank you and we’ll take our next question from Chris Blackman with Empirical Capital.

Chris Blackman:	Yes, thank you, and congratulations, Tom and Chris, and congratulations on your selection of Tom Vossman. Sounds like that’s working out well.

Tom Rooney:	It is.

Chris Blackman:
Good. Couple of questions – you haven’t really talked about your sales force in Rehab. I know you made a significant investment in that a couple years ago in increasing that size. Could you give us a sense on where you stand on your sales force and any changes that you’re planning there?

Tom Rooney:
Sure. The sales force is and has been rebuilt in terms of headcount rather dramatically in the past two years. As I sit here today, I don’t have the headcount, but it’s – we have a well-constituted sales force in the U.S. and globally. We’ve added sales personnel in half-a-dozen countries on at least three – four continents – four different continents. Our sales force in the U.S. market, which is our largest, is extremely well positioned. We haven’t done a great deal of talk about it, but we’ve radically changed the leadership of our global sales force to where today I have the benefit of tremendous market metrics, so we have far greater insight into things like price elasticity by market.

We think we have a very strong understanding of what earns business for us – good, bad, and otherwise. We also have a real appreciation for the fact that our sales force actually stimulates work in markets that might otherwise not generate work. So there are two issues – one – or probably three issues – one is to when there is work contemplated by clients, ensuring that we have a fair chance to win it. That’s the first and the most obvious.

The second is when clients are considering rehabilitating their sewers, our sales force is very adept at helping those clients understand that a trenchless method is the superior method and therefore clients are converted to using a trenchless methodology where they might otherwise not. But the much more fascinating element is the notion that there is tens if not hundreds of billions of dollars worth of worth of work that needs to take place in underground infrastructure, and our sales force is actually stimulating a lot of those clients in places where they otherwise haven’t seen the urgency to actually start performing some of that work. And as such, we seem to be market makers and market creators. And that’s the highest value added of our sales force, and we’re doing that more and more frequently.

With that now as a revelation, by the way, I would tell you that we fully intend to increase our sales force yet again. We see the future as extremely bright, we know that our sales force is very effective, we know that we have tremendous leadership of our sales force, and we think that that will pay huge dividends for us going forward. So in the last few months, we have begun to contemplate the very serious notion of a – of a legitimate increase in our sales force to the next plateau.

Chris Blackman:
And as far as the productivity of the sales force, I mean it sounds like you’re receiving good productivity there. I know it’s a – the training time is somewhat lengthy as far as production from new hirees. Would you – are you getting full production from all your sales force or do you have some that haven’t really kicked in yet because of where they stand as far as the timing of hiring – having been hired?

Tom Rooney:
Sure. I would tell you I’m pleasantly surprised at the degree of which we have strong productivity from almost every sales person. We have good guidance, good leadership, good programs. Of course, we have some people underperforming. That would be surprising if we didn’t. But we are doing far better than I thought.

Chris Blackman:	Thank you. On a different subject – your wet-outs – did you add any wet-outs during the quarter and how many does – how many – if you did, how many would that bring you to now?

Tom Rooney:	We did add one, and globally, boy, we have quite a few. But I think maybe your question might be North American, right?

Chris Blackman:	Correct.

Tom Rooney:	How many do we have? Six, I think – six, and I believe we’re going to seven shortly.

Chris Blackman:	All right, added one during the quarter and you’d expect to probably add one during this quarter then? Would that be. . .

Tom Rooney:	Yes, I think so. What our biggest impediment there is we have the EPA permitting issues, and that – you know, the will to put one in and the ability to put one in are usually separated by six months.

Chris Blackman:	I assume you’re pleased with what you’re seeing from the six you currently have?

Tom Rooney:	Absolutely, yes.

Chris Blackman:
And then, finally, you had mentioned earlier on a – in response to a question that – and I want to clarify this – you felt like plus or minus a hundred million in the range for equipment on tunneling. Is that – was that disposition of a hundred million or what you – is required to run your operations?

Tom Rooney:
Chris, what I was saying is that there are a number of factors that determine how much business you can do in the tunneling. Obviously the market has to be there and you have to have management to manage tunneling, you have to have capital and bonding. Well, we have the capital and bonding for whatever we want to do, we have – we have a tremendous management team for what we want to do, but what we have is too much equipment for the kind of revenue that we would peg. And so what I was saying is this – we have more equipment than what would be required to have top-line revenue of 100 million in the tunneling division. So we have to dispose of x amount of equipment in order to have the equipment justify a revenue throughput of roughly 100 million.

Chris Blackman:	Can you quantify how much in assets you expect to dispose to get to that level?

Tom Rooney:
You know I – I would tell you if I knew the answer, and I generally have an idea. The problem is it’s not a particularly liquid market for the kind of equipment I want to sell. So I could tell you how much I want for it, but that may have nothing to do with how much we’ll get for it. So I – that’s kind of a funny way of saying I – that I can’t really answer your question.

Chris Blackman:	It’s somewhat of a significant number, though, I would assume.

Tom Rooney:	Sure, it’s millions.

Chris Blackman:	Yes, yes. And the Memphis building, any plans with that building at this point?

Tom Rooney:
Well, we have it tied up for decades, and when we – when we consolidated and expanded our Batesville facility, we did not contemplate a need for the Memphis facility. But our growth has been sufficient that we’ve not been highly motivated to get rid of the Memphis facility because we may shortly need it for expansion purposes. So we’re kind of in that zone of we’re watching our growth and we’re seeing the Memphis facility as a key piece of real estate for us in our long-range growth horizon.

Chris Blackman:	OK, and kind of as a follow-up to that, then, what kind of capacity do you – can you still gain out of the Batesville facility compared to what you’re currently running?

Tom Rooney:	Chris, that depends on the makeup of the work product that we have to do.

Chris Blackman:	Yes.

Tom Rooney:
You know, our tube diameter runs from essentially six and eight inches up to roughly 90 inches and – or 100 inches. But work product for diameters north of 48 inches or so has a severe capacity impact on our facilities, but footage in the eight, ten, and twelve-inch diameter range has much less capacity impact on us. So if our growth would tend to be in the – in the smaller diameter, we have huge capacity in Batesville. But if we were to see a huge uptick in work in the 60-inch diameter, we wouldn’t have a tremendous amount of capacity. So there’s – it’s not a – my question would not be a simple answer to you. We have capacity left in Batesville. We probably have several years of capacity against the growth that we have, but we’ve got to monitor very closely how it comes and how quickly it comes and in what diameter it comes.

Chris Blackman:
I understand. And I know you’re probably pushing more towards the smaller diameter pipes with your sales force, so I would assume that maybe the capacity is in excess of – I mean if someone were to look at linear growth in diameter, that probably wouldn’t be accurate because you all are definitely driving towards the smaller size pipes, if I’m – if I’m not – if – I believe, correct?

Tom Rooney:	We have such a large presence in all markets that, to be frank, what our clients decide they need to do by way of diameters, we tend to – we tend to mirror.

Chris Blackman:	Fair enough. Congratulations. Thank you.

Tom Rooney:	Great, Chris, thanks. We probably have time for one last call.

Operator:	Thank you and we’ll take our next question from John Quealey with Adams Harkness.

John Quealey:	Good morning, Tom and Chris. Good quarter.

Tom Rooney:	Hey, John, thanks.

John Quealey:
Sorry for jumping on late here. Just a couple quick questions – in terms of the crew productivity, what I take away from this call is that’s really one of the big changes this quarter versus previous quarters. Either can you give us, you know, qualitatively what that meant? Was it, you know, some of your crew leaders touring the country and teaching some other folks some of their best-in-practices? What exactly was doing it so the productivity really jumped this quarter or was it a number of things?

Tom Rooney:
You know, the – I would say the productivity jumped and fell back at the same time. We – between the hurricane and organizational realignment, we took steps backward. In terms of a focus on crew productivity, I suppose we took a step forward. I would, John, prefer not to get into great detail about crew productivity because at the end of the day, that’s the ultimate competitive advantage for us. And what I will say is that we are generating mountains of data internally around our own crew productivity in a fine grained fashion. And in a global fashion, we have great leadership on that issue, and frankly even in the fourth quarter and the first quarter, we won’t be done.

This is a two-to-three-quarter effort to bring about extreme crew productivity such that we get, you know, what other people consider asset turns and things like that so that we can grow without cap ex and things. But don’t read into the numbers from the third quarter that we’ve accomplished a great deal around crew productivity yet.

John Quealey:
OK, then, I guess following I think your earlier statement of – if I understood this correctly, that the quarter is somewhat approaching a normalized income level of what you would expect out of this business, seasonal factors included. So you’ve touched a little bit on crew productivity. What are the other pieces there that have seemed to tip over to give you this increased visibility or at least conviction at least in my opinion?

Tom Rooney:
Well, you have to go back and look at the things that we’ve been talking about for two years. We’ve had a remarkable improvement in our safety program, and as a result, our costs – our financial costs associated with improved safety is a very real impact on our bottom line. You can look at our cost of quality. We have, of our three major quality – costs of quality, one of which has been almost entirely eliminated, the other two have been greatly reduced in terms of cost of quality – that’s an impact. We look at the cost of manufacturing our tube. We invested some $10 million several years ago to improve the efficiency of tube manufacturing. We’re reaping – we’re reaping huge benefits from that.

What you’d have to probably do, John, is go back to conference calls from two years ago when we laid out specific steps and plans and strategies that we had to make improvements in the company. And we said that we were going to be in investment mode for six to twelve months and that someday we would reap those rewards. I think we’re on the leading edge of now starting to be able to have clear visibility on a number of those issues. So I can’t sit here and tell you that we did this one thing and now we’re benefiting.

And by the way, the bottom line earnings power that we’re showing right now isn’t even up to where we were three and four or five years ago, so we’re not ready to brag and say we’ve – you know, we’ve fixed everything and we’re up and running. We’ve just made some good, subtle improvements that are now beginning to telegraph through in our – in our numbers.

John Quealey:	OK, great. Thanks, Tom.

Tom Rooney:	Thank you.

Operator:	Thank you and that concludes the question-and-answer session today. At this time, Mr. Rooney, I’d like to turn the conference back over to you for any additional or closing remarks.

Tom Rooney:	Great, thank you. I do want to thank everybody for participating today.

As stated in the opening comments, we do feel far better today about the future of our tunneling division and the ability to bring about certain degree of stability in that division. We also feel extremely good about our Tite Liner business. It’s performing in ways we had not quite expected, predicated on good market and outstanding management. We also are gaining more and more confidence every day in our core CIPP business. We have tremendous operations in Europe which we haven’t talked about but have done exceedingly well again this quarter. And we feel very confident about the future of the CIPP business, both in terms of our ability to sell aggressively and to perform appropriately.

We have a great deal of work yet ahead of us. We have frontiers of improvement that we haven’t even tapped into, and we’ve mentioned crew productivity and others yet this morning. We feel very good about some of the things that we set out to do two years ago and we’ve begun to accomplish and begun to see some successes. We clearly will have disappointments out into the future. We’re not there. We have a lot of hard work yet to do, but we have a very large group of very talented people, and they’ve endured a lot of change in the organization and we’re very slowly starting to appreciate those benefits.

So, again, I thank everybody. We sincerely appreciate all the investors that have stuck with us and who hopefully will continue to stick with us because we’re very excited about the future. So, again, thank you.

Operator:	And that does conclude today’s conference. We do thank you for your participation, and have a great day.

END